Exhibit 99.1

Trovera™ Urine Liquid Biopsy Test Provides EGFR Status to Inconclusive Tissue Biopsy: Case Report in Non-Small Cell Lung Cancer

Author concludes that confirmation of EGFR mutational status using urine ctDNA analysis should be considered in treatment decision-making

SAN DIEGO, CA — August 9, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, announced today that a patient case report featuring use of the Company’s Trovera™ EGFR urine-based liquid biopsy test was recently published in Experimental Hematology & Oncology.  Dr. David Berz, medical oncologist at the Beverly Hills Cancer Center in Beverly Hills, CA, authored the manuscript titled, Non-invasive Urine Testing of EGFR Activating Mutation and T790M Resistance Mutation in Non-Small Cell Lung Cancer: A Case Report

“This patient case highlights a common clinical scenario when multiple tissue biopsies were completed and failed to obtain critical clinical information, and supports the use of ctDNA from a urine sample to confirm the presence of the EGFR T790M resistance mutation in non-small cell lung cancer,” stated Dr. Berz.  “Obtaining serial tissue biopsies, especially in the secondary resistance setting is associated with multiple medical and logistical challenges. Utilizing ctDNA for molecular analysis can overcome these challenges, provide important information, and aid in therapeutic decision-making.”

“We continue to be pleased that our Trovera™ urine liquid biopsy test is providing critical clinical information, particularly in patients who have undergone a diagnostic odyssey to obtain EGFR mutational status,” added Dr. Mark Erlander, Chief Scientific Officer at Trovagene.  “Trovera™ is the only urine liquid biopsy test that offers healthcare providers a truly noninvasive alternative to tissue biopsy to obtain clinically actionable information about the cancer and select the most appropriate therapy for their patients.”

About the T790M Mutation in Non-Small Cell Lung Cancer

While lung cancer is one of the most aggressive malignancies, progress has been made in the advancement of therapeutic strategies against the disease. In particular, epidermal growth factor receptor tyrosine kinase inhibitors (EGFR-TKIs) such as afatinib, erlotinib and gefitinib in non—small cell lung cancer (NSCLC) patients with EGFR mutations, have demonstrated clinical response rates as high as 80%. However, after about 6 to 12 months, most tumors develop acquired resistance to these targeted therapies. Research into such resistance has identified

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the secondary T790M mutation, which occurs in approximately 60% of patients with acquired resistance to EGFR-TKIs and is reported to negate the benefits of treatment. In November 2015, osimertinib was approved by the U.S. Food and Drug Administration for the treatment of NSCLC patients with the T790M mutation, and several additional promising drug candidates are in development for this targeted indication.

About Trovagene’s Trovera™ brand of liquid biopsy tests

Built upon the Trovagene Precision Cancer Monitoring® (PCM) Platform, Trovera™ urine and blood based EGFR, KRAS and BRAF CLIA certified and CAP-accredited tests are available to healthcare providers for the detection and/or monitoring of tumor dynamics before, during and after treatment. Physicians interested in utilizing these tests should contact Client Services at 888-391-7992. For more information, please visit: www.trovagene.com

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine and blood. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Beth Anderson VP, Finance & Administration	Vicki Kelemen Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com